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                                                                      EXHIBIT 99

                               SWISS CHALET, INC.

                              FOR IMMEDIATE RELEASE

                                   MAY 8, 2000



         San Juan, Puerto Rico - The Board of Directors of Swiss Chalet, Inc. (the "Company") announced today that the Company had agreed to be acquired by SCI Acquisition Inc., a company organized by a group of private investors. As a result of the transaction, structured as an all cash merger, the current shareholders of the Company will receive, in exchange for each share of stock of the Company owned by them, $12.63 per share, plus an additional amount expected to be approximately $2.40 per share that may be paid by the Company at the time of the merger after providing for certain liabilities. The transaction is subject to several conditions, including approval by the shareholders of the Company.

         The directors of the Company, who collectively control a majority of the stock of the Company, have recommended the approval of the transaction.

         The Company, which was incorporated in 1952, owns and operates the 184-room Best Western Hotel Pierre in San Juan, Puerto Rico.

         A copy of the merger agreement will be filed with the Securities and Exchange Commission on Form 8-K.




                                              /s/ B. Chester Hryniewicz
                                      ---------------------------------------
                                                  B. Chester Hryniewicz
                                                  President